Exhibit 10.18
August 28, 2007
James Larson
Dear James:
     On behalf of SuccessFactors, Inc. (the “Company”), I am pleased to offer you employment with the Company on the terms set forth below.
1.	Position. Your position will be VP, Global Enterprise Sales, reporting to the CEO, Lars Dalgaard. You will work out of our office located in San Mateo, CA. By signing this letter, you confirm that you are under no contractual or other legal obligations that would prohibit you from accepting employment and performing your duties with the Company.

2.	Compensation. Your annual on-target earnings will be $550,000, split between base and incentive compensation. Your annual base salary will be $300,000, less payroll deductions and all required withholdings. You will be paid your base salary in accordance with the Company’s regular payroll policy. You also will be eligible for a performance bonus of $250,000 upon reaching certain mutually established goals set by you and the Company. The Company may modify compensation from time to time as it deems necessary.

3.	Stock Option. We will recommend to the Board of Directors (the “Board”) of the Company that, at the next Board meeting after your commencement date, you be granted an incentive stock option (the “Option”) entitling you to purchase up to 750,000 (SEVEN HUNDRED FIFTY THOUSAND) shares of Common Stock of the Company at the then current fair market value as determined by the Board at that meeting. Subject to Board approval, the shares subject to the Option shall vest pursuant to a four-year vesting schedule, which shall provide that twenty-five percent (25%) of the shares subject to the Option shall become vested after you complete one year of continuous full-time service with the Company, and one forty-eighth (1/48th) of the shares subject to the Option shall vest for each month of your continuous full-time service thereafter. Your Option shall be subject to the terms and conditions of the Company’s Stock Option Plan and form of Stock Option Agreement, which will be distributed after the Board approves your Option.

4.	Benefits. You will also be entitled to receive the standard employee benefits made available by the Company to its employees of your same level to the full extent of your eligibility, including medical, dental and vision insurance, fifteen (15) days Paid Time Off (“PTO”) and two (2) floating holidays annually. During your employment, you shall be permitted, to the extent eligible, to participate in the Company’s Flexible Spending Account plan and 401(k) plan or any other similar benefit plan of the Company that is available to employees generally. Participation in any such plans shall be consistent with your rate of compensation to the extent that compensation is a determinative factor with respect to coverage under any such plan. Details about these benefits plans are available for your review. The Company may modify benefits from time to time as it deems necessary.

5.	Compliance with Company Policies and Procedures. As a Company employee, you will be expected to abide by the Company’s policies and procedures and acknowledge in writing that you have read and agree to abide by the Company’s Employee Handbook. Your acceptance of this offer and commencement of employment with the Company are contingent upon your execution of the Company’s Proprietary Information and Inventions Agreement, a copy of which is enclosed for your review and execution prior to or on your Start Date.

6.	Employment Relationship. Your employment with the Company will be “at will”, meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary verbal, written or implied representations which may have been made to you are superseded by this
/s/ JL      Initials of Employee

written offer. This is the full and complete agreement between you and the Company with respect to the subject matters herein. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer.

7.	Dispute Resolution Procedure. As a condition of employment with the Company, you will be required to sign and abide by the terms of the Company’s dispute resolution procedure, which is incorporated into this offer letter by reference and found in the Company’s Proprietary Information and Inventions Agreement.

8.	Proof of Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

9.	Change of Control. In the event of a change of control transaction described in sections 16.1(ii), 16.1(iii) or 16.1(iv) of the Company’s 2001 Stock Option Plan (a “Change of Control”), in addition to your normal vesting, 50% of your then unvested shares shall vest in equal monthly installments over the 12 months immediately after the consummation of the Change of Control. In addition, in the event of a Change of Control and you are involuntarily terminated without Cause (as defined in the Company’s 2001 Stock Option Plan) by SuccessFactors or a successor company within 12 months of the Change of Control, or you terminate your employment with the Company or a successor company within 12 months of the Change of Control for Good Reason (as defined below), then you will receive a full vesting of all then unvested Shares as of your termination date. “Good Reason” means that you elect to terminate your employment within 30 days of the occurrence of one or more of the following events, provided you have also delivered written notice to the Company 10 days prior to your resignation: (a) the material reduction, without your consent, of the annual base salary you were paid at the time of the Change of Control; (b) the material diminution or reduction, without your consent, of your authority, duties or responsibilities within the combined business; or (c) relocation of the Company’s office at which you work to a location that is more than 50 miles from its current location.

10.	Severance. If terminated without cause in the first year, subject to your execution of a customary release of claims, you will be offered severance of 6 months salary plus 6 months of accelerated vesting. If terminated without cause after the first year, subject to your execution of a customary release of claims, you will be offered severance of 6 months salary plus 3 months of accelerated vesting.
/s/ JL      Initials of Employee

     This letter, together with the Proprietary Information and Inventions Agreement, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.
     We are all delighted to be able to extend you this offer and look forward to working with you. This offer expires at the close of business on August 31, 2007. In addition, this offer is contingent on the results of a standard background check.
Very truly yours,
/s/ Lars Dalgaard
Lars Dalgaard
SuccessFactors, Inc.
ACCEPTED AND AGREED:
James Larson

/s/ James Larson
Signature

August 28, 2007
Date

September 10, 2007
Anticipated Start Date
Attachment: Proprietary Information and Inventions Agreement
/s/ JL      Initials of Employee